Exhibit 10.2

AXION INTERNATIONAL HOLDINGS, INC.
180 South Street
New Providence, New Jersey 07974-1991

May 10, 2011

James J. Kerstein
30 Cory Lane
Watchung, New Jersey 07069

Re:           Amendment of Employment Letter

James:

This letter shall serve to amend the terms and conditions of your Employment Agreement between Axion International Holdings, Inc. and James J. Kerstein.  Your Base Salary shall be adjusted to $185,000, which will increase to $220,000 and $250,000 at such time the Company achieves annual revenue of $15,000,000 and $25,000,000, respectively.

You are hereby awarded 100,000 options at an exercise price of $1.20 per share, which options shall have a term of seven (7) years from May 10, 2011.  In addition, 285,779 options held by you are hereby revised to vest when the Company achieves annual revenues of $20,000,000 (from the previous vesting condition of $15,000,000) and 285,779 options held by you are hereby revised to vest upon the Company achieving annual revenues of $15,000,000 (from the previous vesting condition of $25,000,000).

In addition, you hereby agree to enter into a lock-up agreement with respect to 2,000,450 shares of common stock which you currently own for a period of one (1) year commencing on May 10, 2011.  150,000 shares of the Company’s common stock owned by you may be transferred free of lock-up restrictions.  The remaining shares may be transferred as follows:  no shares may be transferred until the Company’s common stock has closed at a price of at least $3.99.  Twenty percent (20%) of the shares may be transferred upon the Company’s common stock obtaining the price of $4.00.  An additional Thirty percent (30%) of the shares may be transferred if the Company’s common stock reaches $10.00.  There is no restriction if the Company’s common stock trades at a price above $19.99 per share.  The lock-up shall terminate on May 10, 2012.

If this correctly sets forth the agreement among the parties, please sign in the space indicated below, at which it will become a binding agreement between you and the Company.

Sincerely,

Axion International Holdings, Inc.

By:	/s/ Perry Jacobson
Perry Jacobson, Chairman of the Board

I hereby accept the terms and conditions of
this amended condition of employment this
10th day of May 2011

/s/ James J. Kerstein
James J. Kerstein